February11, 2010

International Speedway Corporation
One Daytona Boulevard
Daytona Beach, Florida  32114

Re:  Offering of Shares Pursuant to Registration Statement on Form S-8

Ladies and Gentlemen:

I have acted as counsel to International Speedway Corporation, a Florida corporation (the "Company"), in connection with the preparation of the Registration Statement on Form S-8 to be filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), on or about the date hereof  (the "Registration Statement")  relating to the registration of 1,000,000 shares of the Company's Class A Common Stock, $.01 par value per share (the "Shares"),  reserved for issuance from time to time under the Company's 2006 Long-Term Incentive Plan (the "Plan").

In so acting, I have examined originals, or copies certified or otherwise identified to my satisfaction, of (a) the Amended and Restated Articles of Incorporation, as amended,  and Amended and Restated By-Laws of the Company as currently in effect, (b) the Registration Statement, (c) the Plan, (d) certain resolutions adopted by the Board of Directors of the Company and the Shareholders, and (e) such other documents, records, certificates and other instruments of the Company as in my judgment are necessary or appropriate for purposes of this opinion.

Based on the foregoing, it is my opinion that the Shares will be, when issued and sold in the manner referred to in the Plan,  legally issued,  fully paid and non-assessable.

I hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.  In giving such consent, I do not hereby admit that I come within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules or regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

Glenn R Padgett, Attorney at Law
Florida Bar No. 305812
Glenn R Padgett, PA